Exhibit 99.1

NEWS RELEASE	Altria Group, Inc. 120 Park Avenue New York, NY 10017

ALTRIA GROUP, INC. AGREES TO ACQUIRE

JOHN MIDDLETON, INC. FOR $2.9 BILLION

Extends Its U.S. Tobacco Business Into the Growing Cigar Category

NEW YORK, November 1, 2007 – Altria Group, Inc. (NYSE: MO) announced today that it entered into an agreement to acquire 100% of John Middleton, Inc., a leading manufacturer of machine-made large cigars, from privately held Bradford Holdings for $2.9 billion in cash. The net cost of the acquisition, after deducting approximately $700 million in present value tax benefits arising from the terms of the transaction, is $2.2 billion.

“This acquisition, which takes place on the eve of Altria Group, Inc.’s intended restructuring, is being undertaken to enhance our long-term growth momentum in the U.S. market and create shareholder value,” said Michael E. Szymanczyk, Chairman and CEO of Philip Morris USA (PM USA). “The acquisition is both strategically compelling and financially attractive. It fits squarely with our announced strategy to grow our U.S. tobacco business beyond cigarettes and complements our recent initiatives in the smokeless category.”

John Middleton, Inc.’s operating revenues are projected to reach $360 million in 2007, generating operating income of $182 million. Over the 2003 to 2007 period, operating revenues and operating income are estimated to have grown at compound annual rates of approximately 10% and 13%, respectively, driven by the strength of the Black & Mild cigar brand franchise. In 2007, total company cigar volume is expected to reach a level of 1.2 billion units.

Subject to necessary regulatory approvals, Altria anticipates that the transaction will be completed by year-end 2007. The acquisition, which will be financed with existing cash, is expected to be modestly accretive to Altria’s 2008 earnings and generate an attractive double-digit economic return.

“While there may be some cost savings, captured predominantly through procurement synergies and the elimination of duplicative expenses, the real appeal of this acquisition is to capitalize on PM USA’s sales, distribution and marketing infrastructure and expertise,” Mr. Szymanczyk said. “Further, PM USA will contribute its strong capabilities, resources and focus on corporate responsibility, including youth smoking prevention.”

“We look forward to welcoming John Middleton, Inc.’s talented employees to the Altria family and to building upon the company’s strong growth track record,” Szymanczyk added. “The plan is to accelerate the Black & Mild brand’s market share growth momentum in the years ahead by leveraging the expertise and capabilities of both John Middleton, Inc. and PM USA.”

Growing Cigar Market

The U.S. cigar market is the world’s largest with an estimated total consumption of 10.5 billion units or more than 40% of the world market. It is comprised of three segments: large machine-made, small machine-made and hand-rolled premium cigars.

John Middleton, Inc. participates in the large machine-made cigar segment, which has projected volume of 5.3 billion units in 2007. The segment is estimated to have grown volumes at a compound annual rate of approximately 4% over the 2003 to 2007 period and is highly profitable.

Black & Mild

Black & Mild, a high-quality, large machine-made cigar manufactured with a unique and proprietary blend of pipe tobacco, enjoys strong brand equity, high brand awareness and solid volume and share growth momentum. The Black & Mild brand is the second-largest selling machine-made large cigar in the U.S., with a retail market share of approximately 23 percent, and the Black & Mild five-cigar pack is the best-selling large machine-made cigar package in the U.S., according to data through June 2007 from Information Resources, Inc.* It is particularly strong in the South and Southeast regions of the U.S., which together account for approximately 55% of segment volume.

*	IRI Total U.S. FDMC Syndicated Reviews Database

Company Profile

John Middleton, Inc. was founded in 1856. It operates two manufacturing facilities in King of Prussia and Limerick, Pennsylvania. It has approximately 550 highly skilled and committed employees with close to 90% dedicated to manufacturing.

Management

Upon closing, John Middleton, Inc. will continue to operate from its current facilities in Pennsylvania. Orrin Ridington, Jr., the current President of John Middleton, Inc., will continue to lead the company’s operations from Limerick, Pennsylvania and will work closely with the PM USA management team to best capitalize on each company’s strengths.

Clinton Price, Sr., the current CEO, will retire as previously planned, and has agreed to stay on in an advisory capacity during a transition period.

Altria Group, Inc. Profile

As of September 30, 2007, Altria Group, Inc. owned 100% of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria Group, Inc.’s tobacco operating companies includes such well-known names as Marlboro, L&M, Parliament and Virginia Slims. Altria Group, Inc. recorded 2006 net revenues from continuing operations of $67.1 billion.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements. Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; and to improve productivity.

Altria Group, Inc.’s tobacco subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds; legislation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended June 30, 2007. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

Additional Information

More information about PM USA and John Middleton, Inc. is available at www.altria.com.

Contacts:

Altria Group, Inc. Investor Line

(917) 663-2200

Philip Morris USA Inc. Media Center

(804) 484-8897

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